Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the amended Registration Statement (Form S-4/A) of Atlantic Union Bankshares Corporation and the related Joint Proxy Statement/Prospectus of Atlantic Union Bankshares Corporation and Sandy Spring Bancorp, for the registration of 9,859,155 shares of its common stock and to the incorporation by reference therein of our reports dated February 22, 2024, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Atlantic Union Bankshares Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Richmond, Virginia

December 13, 2024